EXHIBIT 99.2
For More Information Contact:
Aaron Pearce (414) 438-6895
Brady Corporation increases dividend to shareholders for 25th straight year
MILWAUKEE (September 9, 2010)—Brady Corporation’s (NYSE: BRC) Board of Directors has announced an increase in its annual dividend to shareholders of the company’s Class A Common Stock from $0.70 to $0.72 per share. A quarterly dividend will be paid on October 29, 2010, to shareholders of record at the close of business on October 8, 2010. This dividend represents the 25th consecutive annual increase in dividends.
Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 1,000,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs approximately 6,600 people at operations in the Americas, Europe and the Asia-Pacific region.
More information is available on the Internet at www.bradycorp.com.
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